Exhibit 99.1

Tapestry, Inc. Delivers Record Second Quarter Earnings and Raises Fiscal 2023 Earnings Outlook

  Delivered Revenue of Over $2.0 Billion, Consistent with the Company’s Outlook for the Holiday Quarter
  Achieved Diluted EPS of $1.36, Outperforming Expectations Driven by Stronger Margins
  Remains on Track to Return a Total of $1 Billion to Shareholders in Fiscal 2023

Link to Download Tapestry’s Q2 2023 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--February 9, 2023--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal second quarter ended December 31, 2022.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “During the key holiday season – where brand magic, compelling product and operational excellence are required to win with consumers – we outperformed expectations. To this end, we delivered record second quarter earnings despite a challenging backdrop. This is a direct reflection of our talented teams and the benefits of our globally diversified business model, which continue to fuel innovation and customer engagement across our portfolio. Importantly, we remained disciplined stewards of our brands, expanding gross margin, while making investments that support our strategic growth agenda.”

“Moving forward, we will continue to power our iconic brands to move at the speed of the consumer. We are staying agile amid an uncertain environment by leaning into Tapestry’s core strengths: purpose-led brands with emotional customer connections amplified by our digitally enabled, direct-to-consumer platform. Our focus is clear, and we are confident in our ability to drive sustainable growth and deliver meaningful value for all stakeholders.”

Shareholder Return Programs

The Company continues to expect to return approximately $1.0 billion to shareholders in Fiscal 2023 given its strong balance sheet, free cash flow generation and outlook for growth. This includes the following expectations:

  Share Repurchases: Tapestry is on track to buy back approximately $700 million in common stock in the current fiscal year. During the first six months of Fiscal 2023, Tapestry spent $300 million to repurchase 8.4 million shares of its common stock at an average cost of $35.73 per share, including approximately $200 million spent in the second quarter to repurchase roughly 5.4 million shares of its common stock at an average cost of $36.77.
  Dividend Payments: The Company remains committed to its plan to pay shareholders an annual dividend of $1.20 per share in the current fiscal year, representing a 20% increase compared to prior year, totaling approximately $300 million.

Tapestry, Inc. Fiscal 2023 Second Quarter Financial & Strategic Highlights

During the quarter, the Company advanced its strategic priorities focused on building lasting customer relationships, fueling fashion innovation and product excellence, delivering compelling omni-channel experiences and powering global growth. Highlights of the quarter include:

  Drove customer engagement with our brands, highlighted by an increase in spend per customer, as well as the acquisition of nearly 2.6 million new customers in North America alone, of which nearly half were Gen Z and Millennial consumers;
  Generated low-single-digit constant currency revenue growth outside of Greater China, including a low-single-digit increase in direct-to-consumer sales, driven by gains in stores; in Greater China, revenue declined 20% in constant currency due to incremental pressures associated with Covid, though there has been a significant sequential improvement in traffic and revenue trends quarter-to-date in Fiscal Q3;
  Delivered North America revenue in-line with expectations with a stronger-than-anticipated operating margin; realized a 2% decline in sales versus last year in the region, representing an increase of nearly 25% against FY19 pre-pandemic levels on a reported basis;
  Achieved double-digit sales increases at constant currency in Other Asia, Japan and Europe, which together outperformed expectations;
  Reported gross margin above expectations and prior year, with all brands increasing versus prior year excluding FX, benefiting from lower freight expense;
  Fueled fashion innovation and product excellence to drive handbag AUR gains at constant currency, including growth in North America, supported by pricing actions, promotional discipline and the Company’s data and analytics capabilities;
  Continued to invest in platform capabilities and brand building activities, underscored by marketing at 9% of sales, an increase compared to 8% of revenue in the prior year period;
  Delivered earnings per diluted share ahead of expectations, resulting in growth compared to last year despite $0.11 of currency headwinds; excluding this negative impact, earnings grew approximately 10% against the prior year;
  Returned $272 million to shareholders in the quarter and $444 million year-to-date through a combination of share repurchases and dividends.

Overview of Fiscal 2023 Second Quarter Financial Results

  Net sales totaled $2.03 billion compared to $2.14 billion in the prior year, representing a reported year-over-year decrease of approximately 5%. Excluding a 380 basis point headwind from currency due to the appreciation of the U.S. Dollar, revenue declined approximately 2% versus last year.
  Gross profit totaled $1.39 billion, while gross margin was 68.6%, which benefited from lower freight expense of 130 basis points, as well as operational improvements, partially offset by an FX headwind of 100 basis points. This compared to prior year gross profit of $1.46 billion, representing a gross margin of 68.1%.
  SG&A expenses totaled $971 million and represented 47.9% of sales. This compared to reported SG&A expenses in the prior year period of $995 million, which represented 46.5% of sales. On a non-GAAP basis, SG&A expenses were $981 million, or 45.8% of sales in the prior year period.
  Operating income was $418 million, while operating margin was 20.6%. The Company’s operating margin was negatively impacted by an FX headwind of approximately 120 basis points. This compared to reported operating income of $463 million and operating margin of 21.6% in the prior year. On a non-GAAP basis, prior year operating income was $476 million, while operating margin was 22.2%.
  Net interest expense was $8 million compared to $16 million in the year-ago period.
  Other income was $7 million in the quarter, primarily due to an FX gain associated with the movement of the U.S. Dollar within the quarter. This compared to $3 million of other expense in the prior year period.
  Extinguishment of debt in the prior year period was a loss of $54 million on a reported basis due to costs associated with the cash tender completed in the second fiscal quarter of fiscal 2022. There were no charges associated with debt extinguishment in the current year.
  Net income was $330 million, with earnings per diluted share of $1.36. This compared to reported net income of $318 million and earnings per diluted share of $1.15 in the prior year period. On a non-GAAP basis, net income was $368 million with earnings per diluted share of $1.33 in the prior year period. The tax rate for the quarter was 20.9%, as compared to the prior year period tax rate of 18.5% and 19.5% on a reported and non-GAAP basis, respectively.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $846 million and total borrowings outstanding were $1.67 billion.
  Inventory at quarter-end was $976 million, consistent with expectations, versus ending inventory of $750 million a year ago. The Company remains on track to end the fiscal year with inventory up single digits versus prior year.
  Free cash flow for the second quarter was an inflow of $552 million compared to an inflow of $608 million in the prior year. This included CapEx and implementation costs related to Cloud Computing of $102 million versus $47 million a year ago. On a year-to-date basis, free cash flow was an inflow of $354 million compared to an inflow of $596 million in the prior year. This included CapEx and implementation costs related to Cloud Computing of $149 million versus $83 million a year ago.

Fiscal Year 2023 Outlook

The Company is raising its Fiscal 2023 earnings outlook based on its operational outperformance in the second fiscal quarter, as well as favorability associated with a more moderate currency headwind than previously anticipated. These benefits are partially offset by a more modest revenue growth assumption for Greater China. Of note, Greater China has shown a meaningful sequential improvement quarter-to-date in Fiscal Q3.

Tapestry now expects the following for Fiscal 2023, which replaces all previous guidance:

  Revenue of approximately $6.6 billion, representing a slight decrease compared to the prior year due to approximately 300 basis points of FX pressure. On a constant currency basis, revenue is expected to grow approximately 2% to 3% over the prior year.
  Net interest expense of approximately $30 to $35 million;
  Tax rate of approximately 20%;
  Weighted average diluted share count of approximately 242 million shares, incorporating approximately $700 million of expected share repurchases;
  Earnings per diluted share of approximately $3.70 to $3.75, reflecting an increase to the previous outlook and a high-single-digit growth rate compared to the prior year on a non-GAAP basis despite a currency headwind of approximately $0.40.

The Company's outlook assumes the following:

  No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
  Continued gradual recovery in Greater China from Covid-related disruption; no further significant lockdowns or incremental supply chain pressures from the Covid-19 pandemic;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (GSP).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Conference Call Details
The Company will host a conference call to review these results at 8:00 a.m. (ET) today, February 9, 2023. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 9704378. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events
The Company expects to report Fiscal 2023 third quarter results on Thursday, May 11, 2023.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.
Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2023 Outlook,” statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “expectation,” “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “we see significant growth opportunities,” “view,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the ongoing Covid-19 pandemic, including impacts on our supply chain due to temporary closures of our manufacturing partners, price increases, temporary store closures, as well as production, shipping and fulfillment constraints, economic conditions, the ability to successfully execute our multi-year growth agenda, our ability to control costs, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the effects of existing and new competition in the marketplace, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, the impact of tax and other legislation and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Six Months Ended December 31, 2022 and January 1, 2022
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022

Net sales	$2,025.4	$2,141.2	$3,531.9	$3,622.1
Cost of sales	636.1	683.8	1,088.0	1,096.0
Gross profit	1,389.3	1,457.4	2,443.9	2,526.1
Selling, general and administrative expenses	971.1	994.6	1,771.4	1,768.3
Operating income	418.2	462.8	672.5	757.8
Loss on extinguishment of debt	-	53.7	-	53.7
Interest expense, net	7.9	15.9	15.3	32.0
Other expense (income)	(6.6)	3.1	4.1	5.3
Income before provision for income taxes	416.9	390.1	653.1	666.8
Provision for income taxes	87.0	72.2	127.9	122.0
Net income	$329.9	$317.9	$525.2	$544.8
Net income per share:
Basic	$1.38	$1.17	$2.19	$1.98
Diluted	$1.36	$1.15	$2.14	$1.94
Shares used in computing net income per share:
Basic	239.3	271.1	240.3	274.5
Diluted	243.3	277.2	245.0	281.0

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Six Months Ended December 31, 2022 and January 1, 2022
(in millions)
(unaudited)

	QUARTER ENDED
	December 31, 2022	January 1, 2022	% Change vs. FY22	Constant Currency % Change FY22

Coach	$1,449.7	$1,525.0	(5)%	(1)%
Kate Spade	490.3	500.4	(2)%	0%
Stuart Weitzman	85.4	115.8	(26)%	(24)%
Total Tapestry	$2,025.4	$2,141.2	(5)%	(2)%

	SIX MONTHS ENDED
	December 31, 2022	January 1, 2022	% Change vs. FY22	Constant Currency % Change FY22

Coach	$2,569.0	$2,639.9	(3)%	2%
Kate Spade	812.2	799.9	2%	4%
Stuart Weitzman	150.7	182.3	(17)%	(15)%
Total Tapestry	$3,531.9	$3,622.1	(2)%	1%

Schedule 3: Condensed Consolidated Segment Data and Items Affecting Comparability

TAPESTRY, INC.
CONDENSED CONSOLIDATED SEGMENT DATA
(in millions, except per share data)
(unaudited)

	QUARTER ENDED	SIX MONTHS ENDED
	GAAP Basis (1) (As Reported)	GAAP Basis (1) (As Reported)
	December 31, 2022	December 31, 2022

Gross profit
Coach	1,035.3	1,844.2
Kate Spade	302.1	509.9
Stuart Weitzman	51.9	89.8
Gross profit	$1,389.3	$2,443.9

SG&A expenses
Coach	582.1	1,051.8
Kate Spade	233.1	417.7
Stuart Weitzman	51.2	94.2
Corporate	104.7	207.7
SG&A expenses	$971.1	$1,771.4

Operating income (loss)
Coach	453.2	792.4
Kate Spade	69.0	92.2
Stuart Weitzman	0.7	(4.4)
Corporate	(104.7)	(207.7)
Operating income (loss)	$418.2	$672.5

Provision for income taxes	87.0	127.9
Net income (loss)	$329.9	$525.2
Net income (loss) per diluted common share	$1.36	$2.14

(1) There were no items affecting comparability in first and second quarter of fiscal 2023

TAPESTRY, INC.
CONDENSED CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended January 1, 2022				For the Six Months Ended January 1, 2022
		Items Affecting Comparability				Items Affecting Comparability
	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Gross profit
Coach	1,078.2	-	-	1,078.2	1,909.2	-	-	1,909.2
Kate Spade	308.0	-	-	308.0	507.2	-	-	507.2
Stuart Weitzman	71.2	-	-	71.2	109.7	-	-	109.7
Gross profit	$1,457.4	$-	$-	$1,457.4	$2,526.1	$-	$-	$2,526.1

SG&A expenses
Coach	604.9	-	1.1	603.8	1,070.2	-	2.5	1,067.7
Kate Spade	224.3	-	2.1	222.2	386.3	-	3.5	382.8
Stuart Weitzman	57.9	-	2.9	55.0	97.9	-	3.3	94.6
Corporate	107.5	-	7.2	100.3	213.9	-	16.1	197.8
SG&A expenses	$994.6	$-	$13.3	$981.3	$1,768.3	$-	$25.4	$1,742.9

Operating income (loss)
Coach	473.3	-	(1.1)	474.4	839.0	-	(2.5)	841.5
Kate Spade	83.7	-	(2.1)	85.8	120.9	-	(3.5)	124.4
Stuart Weitzman	13.3	-	(2.9)	16.2	11.8	-	(3.3)	15.1
Corporate	(107.5)	-	(7.2)	(100.3)	(213.9)	-	(16.1)	(197.8)
Operating income (loss)	$462.8	$-	$(13.3)	$476.1	$757.8	$-	$(25.4)	$783.2

Loss on extinguishment of debt	53.7	53.7	-	-	53.7	53.7	-	-

Provision for income taxes	72.2	(12.9)	(4.1)	89.2	122.0	(12.9)	(8.0)	142.9
Net income (loss)	$317.9	$(40.8)	$(9.2)	$367.9	$544.8	$(40.8)	$(17.4)	$603.0
Net income (loss) per diluted common share	$1.15	$(0.15)	$(0.03)	$1.33	$1.94	$(0.15)	$(0.06)	$2.15

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as SG&A expense ratio, and operating margin, have been presented both including and excluding Acceleration Program and Debt Extinguishment costs for the second quarter and first six months of fiscal 2022. There were no items affecting comparability in the second quarter and first six months of fiscal 2023.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate. Approximately 10% earnings growth compared to last year despite $0.11 of currency neutral headwinds is calculated by taking the Q2FY23 Diluted EPS of $1.36, plus the negative foreign currency impact of $0.11, compared to Q2FY22 non-GAAP Diluted EPS of $1.33.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

Schedule 4: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 31, 2022 and July 2, 2022
(in millions)

	(unaudited)	(audited)
	December 31, 2022	July 2, 2022
ASSETS
Cash, cash equivalents and short-term investments	$846.2	$953.2
Receivables	252.8	252.3
Inventories	975.8	994.2
Other current assets	423.8	374.1
Total current assets	2,498.6	2,573.8
Property and equipment, net	571.1	544.4
Lease right-of-use assets	1,358.8	1,281.6
Other noncurrent assets	2,829.2	2,865.5
Total assets	$7,257.7	$7,265.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$436.7	$520.7
Accrued liabilities	594.2	628.2
Short-term lease liabilities	282.7	288.7
Current debt	25.0	31.2
Total current liabilities	1,338.6	1,468.8
Long-term debt	1,647.5	1,659.2
Long-term lease liabilities	1,348.4	1,282.3
Other liabilities	610.0	569.5
Stockholders' equity	2,313.2	2,285.5
Total liabilities and stockholders' equity	$7,257.7	$7,265.3

Schedule 5: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended December 31, 2022 and January 1, 2022
(in millions)

	(unaudited)	(unaudited)
	December 31, 2022	January 1, 2022
Cash Flows from Operating Activities
Net income	$525.2	$544.8
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	88.6	99.6
Loss on extinguishment of debt	-	53.7
Other non-cash items	30.1	49.6
Changes in operating assets and liabilities	(181.5)	(79.6)
Net cash provided by (used in) operating activities	462.4	668.1

Cash Flows from Investing Activities
Purchases of property and equipment	(108.8)	(71.7)
Purchase of investments	(4.3)	(502.3)
Other items	193.7	118.3
Net cash provided by (used in) investing activities	80.6	(455.7)

Cash Flows from Financing Activities
Dividend payments	(144.2)	(137.5)
Repurchase of common stock	(300.0)	(750.0)
Proceeds from issuance of debt, net of discount	-	498.5
Payment of debt extinguishment costs	-	(50.7)
Repayment of debt	(18.8)	(500.0)
Repayment of revolving credit facility	-	-
Other items	(41.7)	(12.4)
Net cash provided by (used in) financing activities	(504.7)	(952.1)
Effect of exchange rate on cash and cash equivalents	2.1	(10.6)

Net (decrease) increase in cash and cash equivalents	40.4	(750.3)
Cash and cash equivalents at beginning of period	$789.8	$2,007.7
Cash and cash equivalents at end of period	$830.2	$1,257.4

Schedule 6: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At October 1, 2022 and December 31, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	October 1, 2022	Openings	(Closures)	December 31, 2022
Coach
North America	341	1	(1)	341
International	608	7	(3)	612

Kate Spade
North America	207	1	-	208
International	192	3	(3)	192

Stuart Weitzman
North America	38	-	(1)	37
International	60	2	-	62

TAPESTRY, INC.
STORE COUNT
At July 2, 2022 and December 31, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 2, 2022	Openings	(Closures)	December 31, 2022
Coach
North America	343	2	(4)	341
International	602	17	(7)	612

Kate Spade
North America	207	1	-	208
International	191	6	(5)	192

Stuart Weitzman
North America	39	-	(2)	37
International	61	2	(1)	62

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com